Exhibit 4.01

                           RESTATED LG&E ENERGY CORP.
                       EMPLOYEE COMMON STOCK PURCHASE PLAN

                                  June 1, 1996

1.      The Plan

Under the Plan, eligible employees may save regularly by payroll deductions and twice each year use these savings to purchase shares of the Common Stock of LG&E Energy Corp. (the "Company" or "LG&E Energy") offered to them at a price below the current market. This will provide every such employee with an opportunity to become a stockholder or to increase his holdings. Stock may not be bought under the Plan for cash but only through payroll deductions.

The Plan provides for the issuance after May 15, 1996, of 1,061,548 shares of the Company's authorized but unissued Common Stock. The Plan became effective on September 16, 1967, and will continue in effect through September 15, 2001, unless sooner terminated by the Board of Directors of the Company in accordance with the terms hereof.

The Treasurer, or any other officer of the Company duly designated by the President of the Company, will administer the Plan and make any interpretations and rulings that are necessary in connection with the Plan and its operation. Such interpretations and rulings shall be final. The cost of administering and carrying out the Plan will be borne by the Company.

2.      Eligibility of Employees

All full-time regular employees, including officers, of any Participating Corporation (as hereinafter defined), who will have been employees for at least one year on the next Purchase Date, as defined in Item 4, are eligible to participate in the Plan. For purposes of the Plan full-time regular employees are defined as employees whose customary employment is in excess of 20 hours per week or five months in the calendar year. Directors are excluded unless they are employees. The term "Participating Corporation" shall mean LG&E Energy Corp., LG&E and any corporation or business organization whose employees are authorized by the Company's Board of Directors to participate in the Plan. For purposes of determining the length of employment for eligibility under this
Section 2, employment with Ohio Valley Transmission Corporation, which was merged into the Company on August 17, 1990, is deemed to be employment with the Company and employment with any Participating Corporation shall be deemed to be the equivalent of employment with any other Participating Corporation and employment with any Participating Corporation may be combined with any employ-ment with any other Participating Corporation as if employment had been with any one Participating Corporation. For simplicity, the term "employee" is hereafter used to mean an eligible employee, except where the context clearly indicates otherwise.

3.      Payroll Deduction Periods

The six-month periods, September 16 through March 15, and March 16 through September 15, are the Payroll Deduction Periods during which payroll deductions will be made and accumulated under the Plan. Each Payroll Deduction Period includes each and every pay day falling within it.

4.      Purchase Date and Price Per Share

In each Payroll Deduction Period, the Purchase Date shall be the last day thereof on which the Main Office of the Company is open for regular business. The Price Per Share for each Payroll Deduction Period shall be 90% of the fair market value of the Common Stock of the Company on the first day of the Payroll Deduction Period or on the Purchase Date, whichever is less, but in no event less than 85% of the fair market value on the Purchase Date. The fair market value of the stock on any day shall be deemed to be equal to the closing price thereof on the New York Stock Exchange on such day, or if no sale was reported for such day, on the last preceding day for which a sale was reported. If this method of determining the Price Per Share results in a price which includes a fraction of a cent, the Price Per Share shall be fixed at the next full cent.

5.      Purchase of Stock

Stock may be purchased for each Payroll Deduction Period only on the Purchase Date and at the Price Per Share defined in Item 4. On each Purchase Date an employee may purchase the number of shares that his accumulated payroll deductions will pay for at the end of the Payroll Deduction Period. Only full shares of stock may be purchased and no fractional shares will be issued. The Company will report to the employee the number of shares purchased, the cost of such shares and any remaining balance in the employee's account under the Plan after each purchase, and will carry forward such balance to the next Payroll Deduction Period.

If an employee chooses not to purchase stock in any Payroll Deduction Period, his Withdrawal Notice must be received by the Paymaster not later than the Purchase Date (Item 4).

6.      Authorizing Payroll Deductions

An employee may authorize regular payroll deductions in any even dollar amount, up to but not more than 10% of his base pay in his payroll period. Such Authorization shall not be less than $3.00 for each payroll period.

For an employee paid on a salary basis or on an hourly basis, base pay means an employee's normal earnings from the Company during each payroll period, exclusive of overtime pay, premium pay, or any other form of extra compensa-tion.

The Company will accumulate and credit the employee's account with the payroll deductions made. Although no interest will be paid on such money, the first dividend on stock purchased in March would ordinarily be paid the following April 15 and, on stock purchased in September, the following October 15.

7.      Changing Payroll Deductions

Payroll deductions may be increased or decreased by an employee in even dollar amounts (within the 10% limitation mentioned under Item 6) at any time during a Payroll Deduction Period, upon signing and forwarding a new Authorization which must be received by the Paymaster at least fifteen days before the pay day on which the change in his payroll deduction is to start.

When an employee's regular base pay changes and he wishes to change the amount of his regular payroll deductions or when his deductions exceed the 10% amount allowable, he must forward to the Paymaster a new Authorization, as set forth above.

8.      Entering the Plan

An eligible employee, as defined in Item 2, may enter the Plan at any time, except after withdrawing from the Plan as set forth in Item 9. The eligible employee must fill out, sign and forward an Authorization to the Paymaster:

(a)     Stating the amount of the regular payroll deduction desired;

(b)     Authorizing the purchase of stock on the Purchase Date;

(c) Specifying the exact name or names (which must include the employee's name and may include the name of some other person as joint tenant) in which stock purchased by him is to be issued; and
(d) Agreeing to notify the Company if he disposes of any stock acquired under the Plan within two years after the Purchase Date pertaining to the purchase of such stock.

An employee's Authorization must be received by the Paymaster at least fifteen days before the pay day on which his deductions are to start.

An employee's deductions and purchase under the Authorization he has on file will continue as long as the Plan remains in effect, unless he files a new Authorization to increase or decrease his regular payroll deductions or withdraws from the Plan.

9.      Withdrawing from the Plan

As to each Payroll Deduction Period, an employee may withdraw from the Plan any time he wishes during the period by forwarding a Withdrawal Notice to the Paymaster. Such withdrawal will be effective when received by the Paymaster. Within twenty days after receipt thereof the Company will refund the entire balance of his deductions not used for the purchase of stock. If the employee decides to re-enter the Plan at some later date, he must file a new Authoriza-tion, but he cannot participate again before the beginning (September 16 or March 16) of the next Payroll Deduction Period following his withdrawal.

10.     Transfer of Employee's Rights

An employee's right to purchase the Company's Common Stock under the Plan cannot be sold or transferred and can be exercised only by the employee acting in his own behalf.

11.     Termination of Employee's Rights

An employee's rights under the Plan will terminate immediately upon his ceasing to be a full-time regular employee of the Company for any reason whatsoever. Within twenty days after receipt of the termination notice by the Paymaster, the Company will refund the entire balance, if any, of the employee's deduc-tions and will deliver any stock to which the employee is then entitled.

An employee's rights under the Plan will likewise terminate immediately if his payroll deductions are interrupted by any legal process. In this event the amount of the cash to be refunded and the stock to be delivered will be the amount to which he is legally entitled.

A Withdrawal Notice will be considered as having been received from the employee on (1) the day his employment ceases, or (2) the day his payroll deductions are interrupted by any legal process.

The Plan shall not be construed as obligating the Company to continue employ-ment in any case.

12.     Issuance of Stock

Certificates for stock purchased in each Payroll Deduction Period will be issued and delivered as soon as practicable after the Purchase Date.

Stock purchased under the Plan will be issued in the name or names specified in the employee's Authorization in effect on the Purchase Date.

If at any time shares of authorized stock remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be allotted pro rata based upon the ratio that the total number of shares of authorized stock remaining bears to the number of shares represented by purchase requirements.

The Company will not, under any circumstances, buy back from an employee any stock which he has purchased under the Plan. If an employee wishes to dispose of his stock he may sell it privately or on the open market through stockbro-kers or banks at current market prices less commission and other charges.

13.     Limitations Under Plan

No stock may be purchased by an employee for any Payroll Deduction Period if, without regard to this paragraph, (i) at any time on the Purchase Date for such period he owns, or would be treated as owning, stock possessing as much as the percentage of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation then prescribed by section 423(b)(3) of the Internal Revenue Code, or any successor provisions, or
(ii) the Payroll Deduction Period ends in a calendar year in which his rights to purchase stock under all plans of the Company and its subsidiaries accrue at a rate which exceeds the amount prescribed by section 423(b)(8) of the Code (or any successor provision).

14.     Amendment and Termination of Plan

The Plan may be amended by the Board of Directors of the Company at any time and from time to time, including the extension of the Plan for periods not to exceed ten years from the then current termination date; provided, however, the Price per Share shall not be less than 90% of the fair market value per share as defined in Item 4. Twenty days notice prior to the effective date of any amendment must be given to all employees then under the Plan. It may be terminated at any time by the Board of Directors of the Company, and upon termination, all payroll deductions not used to purchase stock for employees will be refunded. If the Plan is terminated, stockholders will be so advised in the next communication sent to all stockholders.

Any increase in the aggregate number of shares which may be issued under the Plan (other than in the event of a recapitalization adjustment as set forth in Item 15) will be treated as the adoption of a new plan requiring the approval of stockholders within twelve months of such adoption. Similarly, a change in the designation of corporations whose employees may participate in the Plan, other than those of any subsidiary which is wholly-owned, directly or indirect-ly, will be treated as the adoption of a new plan requiring stockholder approval.

15.     Recapitalization Adjustment

In the event of a subdivision or combination of the shares of stock of the Company effected without receipt or payment of consideration by or to the Company, which results in an increase or decrease in the number of issued shares of stock of the Company, the number of shares of stock then authorized for offering and issuance under the Plan will be proportionately increased or decreased.

This Plan has been restated in accordance with amendments to the Amended and Restated Louisville Gas and Electric Company Employee Common Stock Purchase Plan, dated March 1, 1987, which have been previously approved by the Board of Directors of the Company.


                                      Dated this 15th day of May, 1996.

                                      LG&E ENERGY CORP.


                                      /s/ Charles A. Markel, III
                                      Charles A. Markel, III
                                      Vice President - Finance and Treasurer and
                                      Plan Administrator

                           Participating Corporations

                                LG&E Energy Corp.
                       Louisville Gas and Electric Company
                   LG&E Power Inc. and its direct and indirect
                            wholly owned subsidiaries
                                LG&E Natural Inc.
                                  Enertech Inc.
                             LG&E Home Services Inc.